Exhibit 99.1

For Immediate Release
Contact: Andrew Fisher
(202) 483-7000
Afisher@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

2011 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

•                  Total Annual Revenues of $743.2 million

•                  Annual Earnings per Share of $3.81 per Basic Share or $3.67 per Diluted Share

•                  Annual Earnings Before Non-Cash Charges of $6.36 per Basic Share or $6.12 per Diluted Share

Silver Spring, MD, February 14, 2012: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the fourth quarter and year ended December 31, 2011.

“I am pleased that we met our annual revenue target for 2011, which highlighted our favorable operating results for the year,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “In addition, we have reaffirmed our revenue guidance for 2012 and 2013, as revenues from our commercial product lines continue to grow.”

Total revenues for the quarter ended December 31, 2011 were $195.2 million, up from $163.7 million for the quarter ended December 31, 2010. Net income for the quarter ended December 31, 2011 was $43.2 million or $0.79 per basic share, compared to $9.5 million or $0.17 per basic share for the quarter ended December 31, 2010. For the year ended December 31, 2011, we had net income of $217.9 million, or $3.81 per basic share and $3.67 per diluted share, compared to $105.9 million, or $1.89 per basic share and $1.78 per diluted share, for the year ended December 31, 2010. Earnings before non-cash charges(1) for the quarter ended December 31, 2011 were $87.5 million or $1.61 per basic share, compared to $72.7 million or $1.27 per basic share for the quarter ended December 31, 2010.

(1)   See definition of earnings before non-cash charges, a non-GAAP financial measure, and a reconciliation of net income to earnings before non-cash charges below.

Operating Results

Revenues

The table below summarizes the components of revenues (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Cardiopulmonary products:
Remodulin	$107,116	$101,879	$430,132	$403,598
Tyvaso	64,547	48,713	240,382	151,797
Adcirca	22,647	12,803	70,580	36,307
Other	868	294	2,089	1,197
Total revenues	$195,178	$163,689	$743,183	$592,899

Revenues for the quarter ended December 31, 2011 increased by $31.5 million compared to the quarter ended December 31, 2010. The growth in revenues corresponded primarily to the continued increase in the number of patients being prescribed our products. Gross margins from sales for the quarters ended December 31, 2011 and 2010 were $169.0 million and $144.9 million, or 87% and 89%, respectively, of total revenues. These trends were consistent with the full calendar year results for both 2011 and 2010.

Expenses

The table below summarizes research and development expense by major project and non-project component (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Project and non-project:
Cardiopulmonary	$28,142	$31,908	$150,501	$86,161
Share-based compensation	9,687	19,774	(7,994)	45,878
Other	10,807	10,233	37,508	33,267
Total research and development expense	$48,636	$61,915	$180,015	$165,306

Cardiopulmonary.  The decrease in cardiopulmonary project expenses of $3.8 million for the quarter ended December 31, 2011 over the same quarter in 2010 resulted principally from a $7.9 million decrease in expenses associated with our development of beraprost-MR, as we incurred $9.0 million in milestone-related expenses during the quarter ended December 31, 2010. This decrease was offset in part by a $3.5 million increase in expenses relating to our other cardiopulmonary projects.

Share-based compensation.  The decrease in share-based compensation expense of $10.1 million for the quarter ended December 31, 2011 over the same quarter in 2010 corresponded to the decline in the price of our common stock.

The table below summarizes selling, general and administrative expense by major category (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Category:
General and administrative	$26,608	$21,878	$97,785	$75,292
Sales and marketing	19,091	13,480	66,405	46,123
Share-based compensation	12,008	32,549	(7,708)	67,191
Total selling, general and administrative expense	$57,707	$67,907	$156,482	$188,606

General and administrative. The increase in general and administrative expenses of $4.7 million for the quarter ended December 31, 2011 compared to the same quarter in 2010 resulted principally from increases of $2.0 million in professional fees incurred primarily in connection with completed and prospective transactions and $2.2 million in salaries and operating expenses as a result of our growing headcount.

Sales and marketing. The increase in sales and marketing expenses of $5.6 million for the quarter ended December 31, 2011 compared to the same quarter in 2010 was attributable principally to increases of $3.8 million in professional fees and expenses incurred in connection with our marketing and advertising initiatives and $1.4 million in salaries due to the expansion of our sales force.

Share-based compensation.  For the quarter ended December 31, 2011, share-based compensation decreased by $20.5 million over the same quarter in 2010 as a result of the decline in the price of our common stock.

Income Taxes

The provision for income taxes was $16.8 million for the quarter ended December 31, 2011, compared to an income tax benefit of $3.3 million for the quarter ended December 31, 2010. The increase in income tax expense was largely attributable to the increase in pre-tax earnings, as the effective tax rates for both periods were materially comparable.

2012 and 2013 Revenue Guidance

We reaffirm our 2012 and 2013 full-year revenue guidance, as we continue to expect revenues to fall within a range of 5% above or below $875 million for 2012 and $1 billion for 2013.

This forward-looking guidance is inherently subject to variability; consequently, we anticipate reaffirming or updating our expectation for 2012 when we present our quarterly results during 2012.

Discontinued Operations

Results for the quarters and years ended December 31, 2011 and 2010 do not include the results of Medicomp, Inc. (Medicomp), our former telemedicine subsidiary, which we sold during the first quarter of 2011. The results of Medicomp have been reported within discontinued operations on our consolidated statements of operations presented below.

Earnings Before Non-Cash Charges

Earnings before non-cash charges is defined as net income, adjusted for the following non-cash charges, as applicable: (1) interest; (2) income taxes; (3) license fees; (4) depreciation and amortization; (5) impairment charges; and (6) share-based compensation (stock option and share tracking award expense).

A reconciliation of net income (loss) to earnings before non-cash charges is presented below (in thousands, except per share data):

	Year Ended December 31,						Three Months Ended December 31,
	2011		2010	2009	2008		2011	2010

Net income (loss), as reported	$217,868		$105,916	$19,462	$(49,327)		$43,189	$9,544
Add (subtract) non-cash charges:
Interest expense	21,372		19,714	12,875	11,439		5,112	5,459
Income tax expense (benefit)	82,183		41,923	(695)	(34,394)		16,800	(5,040)
License fees	37,049	(1)	—	—	150,000	(2)	(4,283)	—
Depreciation and amortization	20,535		17,919	11,394	4,536		4,898	3,739
Impairment charges	—		7,688	5,457	1,605		(250)	6,178
Share-based compensation (benefit) expense	(15,715)		113,942	100,810	36,393		22,075	52,815
Earnings before non-cash charges	$363,292		$307,102	$149,303	$120,252		$87,541	$72,695

Earnings before non-cash charges per share:
Basic	$6.36		$5.47	$2.80	$2.63		$1.61	$1.27
Diluted	$6.12		$5.16	$2.66	$2.41		$1.56	$1.18

Weighted average number of common shares outstanding:
Basic	57,163		56,142	53,314	45,802		54,424	57,187
Diluted	59,395		59,516	56,133	49,900		55,952	61,715

(1)   Includes the non-cash portion of a charge to research and development expense recognized in connection with our July 2011 amended license agreement with Toray Industries, Inc.

(2)   During the year ended December 31, 2008, we paid Eli Lilly and Company (Lilly) $150.0 million in fees as part of our licensing arrangement for Adcirca and recognized a corresponding charge to research and development expense. Under this arrangement, we also issued approximately 6.3 million shares of our common stock to Lilly for $150.0 million. As there was no net impact on our cash flows associated with these transactions, we have presented the payment as a non-cash adjustment to net loss.

Conference Call

We will host a half-hour teleconference on Tuesday, February 14, 2012, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406 and using access code 46781201.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure, earnings before non-cash charges, that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use earnings before non-cash charges to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) evaluating our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure enhances investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. In addition, we have historically reported earnings before non-cash charges to investors, and believe the inclusion of this non-GAAP financial measure provides investors with a consistent method of comparison to historical periods. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of net income, the most directly comparable GAAP financial measure, to earnings before non-cash charges can be found in the table above under the heading, Earnings Before Non-Cash Charges.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our forecasted revenues for 2012 and 2013 for our existing commercial product portfolio. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of February 14, 2012, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Remodulin and Tyvaso are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues:
Net product sales	$194,310	$163,395	$741,094	$591,702
Other	868	294	2,089	1,197
Total revenue	195,178	163,689	743,183	592,899
Operating expenses:
Research and development	48,636	61,915	180,015	165,306
Selling, general and administrative	57,707	67,907	156,482	188,606
Cost of product sales	25,327	18,534	88,904	67,674
Total operating expenses	131,670	148,356	425,401	421,586
Operating income	63,508	15,333	317,782	171,313
Other (expense) income:
Interest income	929	629	3,450	2,939
Interest expense	(5,112)	(5,455)	(21,367)	(19,710)
Equity loss in affiliate	(9)	(30)	(119)	(160)
Other, net	673	314	(629)	769
Total other (expense) income, net	(3,519)	(4,542)	(18,665)	(16,162)
Income from continuing operations before income taxes	59,989	10,791	299,117	155,151
Income tax (expense) benefit	(16,800)	3,307	(81,874)	(43,945)
Income from continuing operations	43,189	14,098	217,243	111,206
Discontinued operations
(Loss) income from discontinued operations, net of tax	—	(4,554)	7	(5,290)
Gain on disposal of discontinued operations, net of tax	—	—	618	—
(Loss) income from discontinued operations	—	(4,554)	625	(5,290)
Net income	$43,189	$9,544	$217,868	$105,916
Net income per common share:
Basic
Continuing operations	$0.79	$0.25	$3.80	$1.98
Discontinued operations	—	(0.08)	0.01	(0.09)
Net income per basic common share	$0.79	$0.17	$3.81	$1.89
Diluted
Continuing operations	$0.77	$0.23	$3.66	$1.87
Discontinued operations	—	(0.08)	0.01	(0.09)
Net income per diluted common share	$0.77	$0.15	$3.67	$1.78
Weighted average number of common shares outstanding:
Basic	54,424	57,187	57,163	56,142
Diluted	55,952	61,715	59,395	59,516

SELECTED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	December 31,
	2011	2010
Cash, cash equivalents and marketable securities (excluding restricted amounts of $5,123 and $5,122, respectively)	$747,378	$759,932
Total assets	1,518,079	1,431,635
Total liabilities and common stock subject to repurchase	569,591	547,749
Total stockholders’ equity	948,488	883,886